ASSIGNMENT OF LEASE

This Assignment of Lease (this “Assignment”) is made and entered into effective on May 16, 2008 (the “Effective Date”), by and between ProLink Solutions, LLC, d/b/a ProLink Capital (the “Assignor,” or “ProLink”) and FOC Financial Limited Partnership (the “Assignee”).

Background

Assignor is the lessor under that certain Lease Agreement dated April 3, 2008, by and between Assignor and PACAF, a copy of which is attached to this Agreement as Exhibit “A” (the “Lease”).

Under the Terms of the Lease, the Golf Course and Assignor have entered into and Assignor has agreed to provide installation, service, support and maintenance of the ProLink System during the term of the Lease.

Assignor desires to assign the Assignor’s rights under the Lease to Assignee on the terms and conditions set forth in this Assignment.

Now, therefore, in consideration of the sum of One Million Seven Hundred Sixty One Thousand Dollars ($1,761,000) (Purchase Price), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Terms

1. Background. The parties agree and acknowledge that the Background section is true in all respects and shall be incorporated into this Agreement by reference.

2. Assignment. Assignor hereby assigns and transfers to Assignee, Assignor’s rights under the Lease, including, but not limited to the following: (i) to receive all of the fees and payments due under the Lease and pay for play amount, commencing upon the Commencement Date (as defined in the Lease); (ii) to enforce the Lease in the event that Prolink fails to do so on Assignees behalf; (iii) to bill and collect all fees from the Golf Course in the event that Prolink fails to do so on Assignees behalf. (iv) to receive the proceeds of the insurance required under the Lease or otherwise provided to cover loss of the ProLink System which is the subject of the Lease and liability thereunder; (v) to consent to any assignment by the Golf Course, and to recover any damages for the Golf Course’s breach of the Lease in the event that Prolink fails to do so on Assignees behalf; (collectively, the “Lease Rights”).

Notwithstanding anything herein to the contrary, Assignor and/or ProLink Solutions, hereby acknowledge and agree that Assignor and/or ProLink Solutions retains all obligations of the manufacturer under the Lease other than those specifically assigned to the Assignee and agrees to fulfill said obligations under the Lease, including, but not limited to operating, maintaining, repairing and replacing the ProLink System, including installation of the System according to the terms of the Agreement, defending patent suits against the Golf Course, providing software and hardware upgrades to the ProLink System in accordance with the Service Agreement, removing the ProLink System if authorized under the Lease and approved by Assignee. [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].

3. Indemnification. Assignor does hereby indemnify and hold Assignee harmless from any liability claims relative to the Lease, except those arising out of Assignee’s gross negligence or willful misconduct.

Assignor does hereby covenant and agree that Assignor shall, upon Assignee’s request, enforce the rights of Assignee and/or Assignor under the Lease, defend any claims against Assignee or Assignor under the Lease, and defend any patent suits against the Golf Course, Assignee and/or Assignor, all at Assignor’s sole expense; however, Assignor shall consult with Assignee and obtain Assignee’s consent, which shall not be unreasonably withheld, prior to finalizing any action which may affect Assignee. Assignor does hereby covenant and agree to pay any expenses incurred by Assignee, including attorneys’ fees, paralegals’ fees, legal assistants’ fees and costs, in enforcing the rights of Assignee and/or Assignor under the Lease, defending any claims against Assignee or Assignor under the Lease, and defending any patent suits against the Golf Course, Assignee and/or Assignor.

4. Lease Payments. The parties acknowledge and agree that effective as of the date of this Assignment, all future payments due under the Lease shall be payable for the benefit of Assignee. On or before the 7th day of each month, ProLink will (i) provide Assignee a report identifying the number of rounds played at the Golf Course and the applicable usage fee per round (ii) send an invoice to the Golf Course for the fees due for the preceding month and (iii) upon written request of Assignee cause the future payments due to be remitted to an account designated by the Assignee.

5. Payment Allocation. The parties agree that the fees collected monthly will be allocated as follows: (i) all fees collected during the twelve month period commencing July1, 2008 through June 30, 2009 will be paid [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].(ii) All fees collected during all subsequent twelve month period commencing July 1, 2009 will be paid [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2], any excess will be shared equally between Assignor and Assignee. Prolink will provide the Assignee with a monthly statement computing the Assignees Unrecovered Investment. [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2]

6. Remarketing. In the Event that the Lease is cancelled by the Golf Course and any units are returned by the Golf Course, [INFORMATION OMITTED AND FILED SEPARATELY WITH THE COMMISSION UNDER RULE 24B-2].

7. Change in Control. In the event there is a Change in Control of Prolink, and upon receipt of a written request from Assignee within 90 days of the Change in Control, Assignee will have the right to require Prolink to repurchase the its rights title and interest in the Lease for an amount equal to the Assignees un recovered investment. For purposes of this Agreement, a "Change in Control" shall mean (i) an acquisition of any voting securities of the Company (the "Voting Securities") by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) ("Beneficial Ownership") of 51% or more of the combined voting power of the Company's then outstanding Voting Securities or (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company's then outstanding Voting Securities of the Company or its successor changing ownership (whether or not approved by the Board); (iii) the sale of all or substantially all of the Company's assets; (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company; or (v) the individuals constituting the Board as of the date of this Agreement (the "Incumbent Board")cease for any reason to constitute at least 1/2 of the members of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of the Incumbent Board, such new director shall be considered a member of the Incumbent Board.

8. Authorization. The execution and the delivery of this Assignment by Assignor has been duly authorized by Assignor, which is duly organized and in good standing under the corporate laws of its jurisdiction, this Assignment has been duly and validly executed by Assignor, and no further corporate or other action is necessary on its part to make this Assignment valid and binding upon Assignor and enforceable against Assignor in accordance with the terms hereof, or to carry out the transactions contemplated hereby.

9. No Violations. The execution, delivery and performance of this Assignment by Assignor will not (i) constitute a breach or a violation of any of the organizational documents or by-laws of Assignor or of any law, rule or regulation, agreement, indenture, deed of trust, mortgage loan, agreement or other instrument to which Assignor is a party or by which Assignor is bound; (ii) constitute a violation of any order, judgment or decree to which Assignor is a party or by which any of the assets or properties of Assignor are bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon any of the assets or properties of Assignor.

10. Consents and Approvals. No consent, approval or authorization is required to be obtained by Assignor in connection with the execution or delivery of this Assignment by Assignor or the consummation by Assignor of the transactions contemplated hereby except as has been timely obtained prior to the execution of this Agreement.

11. Title to Lease. Assignor has a valid contractual interest in, the Lease and the Lease Rights, subject to no liens, claims, charges, or encumbrances of any kind. In the event liens or encumbrances arise, Assignor shall have the opportunity to defend the same. In addition, Assignor represents and warrants that to the best of its knowledge Assignor has paid or will pay all taxes (including state sales and property tax) applicable to the Lease that have accrued at any time prior to the closing on this sale transaction. In the event taxes are due for the period of time prior to the closing relating to the Lease, such amount shall be the responsibility of Assignor.

12. Breach. In the event of the breach of this Assignment by either party, the other party shall have the right to pursue any remedy provided by applicable law, including specific performance. Any party failing to comply with the terms of this Assignment will pay all expenses, including reasonable attorneys’ fees, paralegals’ fees, legal assistants’ fees and costs, including those incurred on the appellate level and those incurred in connection with a determination of the amount of such fees and costs to which the other party is entitled, incurred by the other party to this agreement as a result of such failure.

At any time and from time to time, at the request of Assignee, Assignor shall execute and deliver to Assignee any new, additional, or confirmatory instrument and any other document necessary to transfer in Assignee all right, title, and interest in and to the Lease or to enable Assignee to realize upon or to otherwise enjoy the benefits of the Lease or to carry into effect the intent and purposes of this Assignment. Assignor warrants to Assignee that it has good and valid title to the Lease, free and clear of any liens and claims of any person and that it has good right and full, power and authority to sell, assign, and transfer the Lease to Assignee.

(Signatures on Following Page)

Assignor and Assignee have executed this Assignment as of the date and year first above written.

ASSIGNOR:

PROLINK SOLUTIONS, LLC, a Delaware limited
liability company

By:	/s/ Lawrence D. Bain
Name:	Lawrence D. Bain
As its: Chief Executive Officer

ASSIGNEE:

FOC Financial Limited Partnership

By:	/s/ Steven Fisher

*WE HAVE REQUESTED CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS CONTAINED IN THIS EXHIBIT. THE COPY FILED AS AN EXHIBIT OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST.*

EXHIBIT “A”

Lease

EXHIBIT “B”

Service Agreement